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                                                                  EXHIBIT 8.2




                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]



                                                   June 26, 1996




DeBartolo Realty Corporation
7655 Market Street
Youngstown, Ohio 45513


Ladies and Gentlemen:

         We have acted as your counsel in connection with the proposed merger (the "Merger") of a subsidiary of Simon Property Group, Inc., a Maryland corporation ("Parent"), with and into DeBartolo Realty Corporation, an Ohio corporation (the "Company"), pursuant to an Agreement and Plan of Merger (the "Agreement"), dated as of March 26, 1996, as amended. In that connection we have participated in the preparation of a Registration Statement on Form S-4 (the "Registration Statement"), including a Prospectus/Joint Proxy Statement (the "Proxy Statement"), under the Securities Act of 1933, as amended. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Registration Statement.

         We have examined the Agreement, the Proxy Statement, representation letters received from Parent and the Company and such other documents and records as we have deemed necessary or appropriate for purposes of this opinion. In particular, we have relied on representations made to us by the Company in a letter dated June 26, 1996 relating to the qualification of the Company as a real estate investment trust. To the extent that we have examined and relied upon original documents or copies thereof in rendering this opinion, we have assumed and relied upon (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies, (iii) the genuineness of all signatures and (iv) that all obligations imposed by the relevant documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also assumed (i) the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the terms of the Agreement





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DeBartolo Realty Corporation
June 26, 1996
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and the Company, the DRC Operating Partnership and each entity in which either of them has an interest will at all times be organized and operated in accordance with the terms of their respective organizational documents, (ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and complete and (iii) the representations made to us by Parent and the Company in their respective representation letters to us are accurate and complete and that any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification.

         Based on such facts, assumptions and representations and our review of the Registration Statement, the exhibits thereto and such other documents and information as we have considered appropriate, and subject to the qualifications stated below, as of the date hereof, we are of the opinion that commencing with the Company's first taxable year ending December 31, 1994, (1) the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code") and the Company's and the Operating Partnership's methods of operation as described in the Registration Statement and as represented by the Company, have permitted, and will continue to permit the Company to continue to so qualify for its current taxable year, and (2) the DRC Operating Partnership and each partnership, limited liability company, joint venture or trust in which the Company or the DRC Operating Partnership directly or indirectly owns an interest have been, and continues to be, classified as a partnership and not as a corporation or an association taxable as a corporation for federal income tax purposes.

         We are also of the opinion that the description of the federal income tax consequences to the holders of outstanding shares of DRC Common Stock, par value $0.01 per share, contained in the Proxy Statement under the heading, "THE MERGER--Federal Income Tax Consequences to Holders of DRC Common Stock" fairly summarizes the federal income tax considerations that are likely to be material to such holders.

         These opinions are given as of the date hereof and are based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either





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DeBartolo Realty Corporation
June 26, 1996
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prospectively or retroactively.  Further, any variation or difference in the facts from those set forth in the Registration Statement or the representation letters referred to above may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depends on its ability to meet -- through actual operating and other results -- certain requirements under the Code regarding, among other things, distribution levels, gross income and asset tests, and diversity of stock ownership. As Willkie Farr & Gallagher will not review annually whether the Company has fulfilled those requirements, no assurance can be given that the actual results of the Company's operation and other activities for any one or more taxable years will satisfy the tests necessary to qualify or be taxed as a real estate investment trust under the Code.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

         We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above.

                                                   Very truly yours,

                                                   /s/ WILLKIE FARR & GALLAGHER

                                                   WILLKIE FARR & GALLAGHER